Mail Stop 6010

      	June 19, 2006

Mr. Dominic A. Romeo
Vice President and Chief Financial Officer
IDEX Corporation
630 Dundee Road
Northbrook, Illinois 60062

       Re:   IDEX Corporation
               Form 10-K for the year ended December 31, 2005
               Filed March 6, 2006
               File No. 001-10235

Dear Mr. Romeo:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,


							Martin F. James
							Senior Assistant Chief
Accountant